Exhibit 99.2

The business integration described in this document is made for the securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors may be residents of countries other than the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects. All dates and times are stated in Japan Standard Time (JST) in this document.

Securities code: 8289

Date of sending by postal mail: May 13, 2026

Start date of measures for electronic provision: May 7, 2026

To Our Shareholders

Toru Oshitanai President and Representative Director Olympic Group Corporation 4-12-1 Honcho, Kokubunji-shi, Tokyo

Notice of Convocation of the 54th Ordinary General Meeting of Shareholders

We are pleased to announce that the 54th Ordinary General Meeting of Shareholders of Olympic Group Corporation (the “Company”) will be held as outlined below.

When convening this General Meeting of Shareholders, the Company takes measures for providing information that constitutes the content of reference documents for the general meeting of shareholders, etc. (items subject to measures for electronic provision) in electronic format, and posts this information on the following websites. Please access either of those websites by using the internet address to review the information.

[The Company’s website]

https://www.olympic-corp.co.jp/ir/meeting

(From the above website, select “Shareholders’ Meeting” in the menu.)

[Website for the information materials for the general meeting of shareholders]

https://d.sokai.jp/8289/teiji/

[Tokyo Stock Exchange (TSE)’s website (Listed Company Search)]

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

(Access the TSE website by using the internet address shown above, enter the Company’s securities code “8289” in “Code,” and click “Search.” Then, click “Basic information” and select “Documents for public inspection/PR information.” Under “Filed information available for public inspection,” click “Click here for access” under “[Notice of General Shareholders Meeting /Informational Materials for a General Shareholders Meeting].”)

You may exercise your voting rights via the Internet or in writing. Please review the Reference Documents for the General Meeting of Shareholders and exercise your voting rights by 6:00 p.m., Wednesday, May 27, 2026.

[Exercise of voting rights via the Internet]

Please access the website for the exercise of voting rights designated by the Company (https://evote.tr.mufg.jp/), and follow the instructions shown on the screen to enter your vote for or against the proposals by the deadline indicated above by using the QR code or your login ID and temporary password indicated on the Voting Rights Exercise Form to be sent with this notice.

Please note that any costs incurred in accessing the website for the exercise of voting rights (e.g. Internet connection fees) need to be borne by the shareholder.

If you have any questions, please contact the Help Desk (phone number: 0120-173-027, Corporate Agency Division, Mitsubishi UFJ Trust and Banking Corporation (business hours: 9:00 - 21:00, toll free)).

* “QR code” is a registered trademark of DENSO WAVE INCORPORATED.

[Exercise of voting rights in writing (via postal mail)]

Please indicate your vote for or against the proposals on the Voting Rights Exercise Form and return the form so that it arrives by the deadline indicated above.

1.	Date and Time: 10:00 a.m., Thursday, May 28, 2026

2.	Place: Atlantic, 3F Hotel Nikko Tachikawa Tokyo, 1-12-1 Nishiki-cho, Tachikawa-shi, Tokyo

3.	Agenda for the Meeting

Matters to be reported:

1.

The Business Report, the Consolidated Financial Statements and Audit Reports of the Consolidated Financial Statements by the Accounting Auditors and the Audit and Supervisory Board for the 54th Fiscal Term (March 1, 2025 to February 28, 2026)

2.	The Non-Consolidated Financial Statements for the 54th Fiscal Term (March 1, 2025 to February 28, 2026)

Matters to be resolved:

Proposal No. 1:	Election of Seven (7) Directors

Proposal No. 2:	Election of One (1) Audit and Supervisory Board Member

Proposal No. 3:	Approval of the Share Exchange Agreement between the Company and Pan Pacific International Holdings Corporation

4.	Other matters relating to this notice (instructions on the exercise of voting rights)

(1)

In the case that you exercise your voting rights in writing (via postal mail), if you do not indicate your vote for or against the proposals on the Voting Rights Exercise Form, it is deemed that you indicated your vote for the proposals.

(2)	If you exercise your voting rights more than once via the Internet, the last exercise of your voting rights shall be treated as valid.

(3)

If you exercise your voting rights both via the Internet and in writing (via postal mail), the exercise of your voting rights via the Internet shall be treated as valid, regardless of the date and time of their arrival.

(4)	Only the shareholder or his/her one proxy may attend the meeting. In accordance with Article 15 of the Company’s Articles of Incorporation, the proxy must be another shareholder who has voting rights.

•	For those attending, please present the Voting Rights Exercise Form on attendance to the receptionist.

•

If revisions to the items subject to measures for electronic provision arise, a notice of the revisions and the details of the items before and after the revisions will be posted on the aforementioned websites.

•

In principle, the items subject to measures for electronic provision must be reviewed by accessing the websites indicated above, and will be sent in writing only to shareholders who requested the delivery of paper-based documents by the record date. For this General Meeting of Shareholders, however, paper-based documents containing the items subject to measures for electronic provision will be sent out to all the shareholders, regardless of whether or not they requested the delivery of paper-based documents. Of the items subject to measures for electronic provision, in accordance with the laws and regulations and Article 13, Paragraph 2 of the Company’s Articles of Incorporation, the following items are not included in the paper-based documents delivered to shareholders. The Audit and Supervisory Board Members and the Accounting Auditor have audited the documents to be audited, including the following items.

●	Reference Documents for the General Meeting of Shareholders

Proposal No. 1:	Election of Seven (7) Directors (Reference)

Proposal No. 3:

Approval of the Share Exchange Agreement Between the Company and Pan Pacific International Holdings Corporation “Articles of Incorporation of Pan Pacific International Holdings Corporation” “Pan Pacific International Holdings Corporation’s Non-Consolidated Financial Statements for the Most Recent Fiscal Year (July 1, 2024, to June 30, 2025)” (Reference)

●	Business Report

1.	Matters Concerning the Current Status of the Corporate Group

Main Business Activities, Major Business Locations, Employee Information, Major Lenders and Loan Amounts, Other Significant Matters Concerning the Current Status of the Corporate Group

2.	Current Status of the Company

Status of Company Officers - Matters Concerning Outside Directors, Status of Shares, Status of Stock Acquisition Rights, etc., Accounting Auditor

3.	System Ensuring the Appropriateness of Operations, the Operational Status of the System, etc.

4.	Policy on the Distribution of Retained Earnings, etc.

5.	Basic Policy on Corporate Governance

●	Consolidated Financial Statements

●	Non-Consolidated Financial Statements

●	Accounting Audit Report on Consolidated Financial Statements

●	Accounting Audit Report on Non-Consolidated Financial Statements

●	Audit Report of the Audit and Supervisory Board

Reference Documents for the General Meeting of Shareholders

Proposal No. 1:  Election of Seven (7) Directors

The terms of office of all nine (9) Directors will expire at the conclusion of this meeting. Accordingly, the Company proposes the election of seven (7) Directors.

The candidates for Directors are as follows:

No.	Name (Date of birth)	Career summary, position, and areas of responsibility in the Company, and significant concurrent positions		Number of the Company shares held
1 Reelection	Toru Oshitanai (June 13, 1966)	August 2017	Advisor of the Company	54.900 shares
		September 2017	Vice President and Representative Director of Olympic Co., LTD.
		May 2018	Vice President and Representative Director of the Company
		May 2020	President and Representative Director of Olympic Co., LTD.
		May 2022	President and Representative Director of the Company (current position)
		March 2026	Chairman and Representative Director of Olympic Co., LTD. (current position)

(Significant concurrent positions)

Chairman and Representative Director of Olympic Co., LTD.

Chairman, President and Representative Director of Miuraya Co., Ltd.

President and Representative Director of OSC Foods Corporation

President and Representative Director of OSC Bakery Co., Ltd.

President and Representative Director of Olympic Cellar Co., Ltd.

Chairman, President and Representative Director of OSC Life Products Co., Ltd.

2 Reelection	Nobuyuki Kanazawa (June 26, 1982)	February 2016	Joined Olympic Co., LTD.	318,384 shares
		May 2018	Director of Your Petia Corporation
		May 2018	Director of Animal General Medical Center Corporation
		May 2019	President and Representative Director of Your Petia Corporation (current position)
		May 2022	Director of the Company
		June 2022	President and Representative Director of Your Petia Salon Corporation (current position)
		May 2023	Managing Director of Olympic Co., LTD.
		April 2025	Vice President and Representative Director of the Company (current position)
		April 2025	Vice President and Representative Director of Olympic Co., LTD.
		March 2026	Vice President and Representative Director of Animal General Medical Center Corporation (current position)
		March 2026	President and Representative Director of Olympic Co., LTD. (current position)

(Significant concurrent positions)

President and Representative Director of Olympic Co., LTD.

President and Representative Director of Your Petia Corporation

President and Representative Director of Your Petia Salon Corporation

Vice President and Representative Director of Animal General Medical Center Corporation

No.	Name (Date of birth)	Career summary, position, and areas of responsibility in the Company, and significant concurrent positions		Number of the Company shares held
3 Reelection	Kunihiko Toyonaga (March 8, 1974)	March 1992	Joined the Company	1,300 shares
		May 2019	Executive Officer of Olympic Co., LTD.
		May 2022	Director of Olympic Co., LTD.
		May 2024	Director of the Company (current position)
		May 2024	Senior Managing Director of Olympic Co., LTD. (current position)
		March 2026	Director of Miuraya Co., Ltd. (current position)
		March 2026	President and Representative Director of Uogashi Kamagata Co., Ltd. (current position)
(Significant concurrent positions) Senior Managing Director of Olympic Co., LTD. Director of Miuraya Co., Ltd. President and Representative Director of Uogashi Kamagata Co., Ltd.

4 New election	Takashi Ando (August 25, 1970)	November 2005	Registered as Assistant Public Accountant	– shares
		October 2007	Joined Ernst & Young ShinNihon LLC
		October 2010	Registered as Certified Public Accountant
		July 2021	Joined Olympic Co., LTD.
		May 2023	Director of Olympic Co., LTD.
		May 2024	Managing Director of Olympic Co., LTD. (current position)
(Significant concurrent positions) Managing Director of Olympic Co., LTD.

5 Reelection Outside Independent	Toshiyuki Noda (January 14, 1957)	April 1980	Joined National Tax Agency	– shares
		July 2010	Director (Appeals Judge) of National Tax Tribunal
		July 2011	Director (Appeals Judge) of Sapporo Regional Tax Tribunal
		July 2012	Director of Light Motor Vehicle Inspection Organization
		July 2014	Director (Appeals Judge) of Hiroshima Regional Tax Tribunal
		July 2015	Director (Appeals Judge) of Nagoya Regional Tax Tribunal
		May 2016	Outside Director of the Company (current position)
6 Reelection Outside Independent	Hideo Mori (January 18, 1955)	April 1977	Joined The Shoko Chukin Bank (currently The Shoko Chukin Bank, Ltd.)	– shares
		August 2008	Director of The Shoko Chukin Bank
		October 2008	Director and Managing Executive Officer of The Shoko Chukin Bank, Ltd.
		June 2013	Vice President and Representative Director of The Shoko Chukin Bank, Ltd.
		August 2016	President and Representative Director of Yaesu Shoko Co., Ltd.
		June 2018	Outside Audit and Supervisory Board Member of Ginza Yamagataya Co., Ltd.
		May 2021	Outside Director of the Company (current position)
(Significant concurrent positions) Audit and Supervisory Board Member of Ginza Yamagataya Co., Ltd.

No.	Name (Date of birth)	Career summary, position, and areas of responsibility in the Company, and significant concurrent positions		Number of the Company shares held
7 Reelection Outside Independent	Satoru Koyama (May 17, 1962)	April 1986	Joined Ministry of International Trade and Industry (currently Ministry of Economy, Trade and Industry)	– shares
		July 2003	Director for Diet Relations of Minister’s Secretariat of Ministry of Economy, Trade and Industry
		October 2006	Director of Commodity Derivatives Division of Commerce and Information Policy Bureau of Ministry of Economy, Trade and Industry
		July 2009	Director of Trade Finance and Economic Cooperation Division of Trade and Economic Cooperation Bureau of Ministry of Economy, Trade and Industry
		July 2011	Director for Commerce and Distribution Policy Group and General Coordination of Minister’s Secretariat of Ministry of Economy, Trade and Industry
		July 2012	Director of NEXI, Paris (General Representative of Europe, Africa and the Middle East) of Incorporated Administrative Agency Nippon Export and Investment Insurance (currently Nippon Export and Investment Insurance)
		April 2015	Director of Incorporated Administrative Agency Nippon Export and Investment Insurance (Head Office)
		April 2017	Director of General Affairs Department of Japan Patent Office of Ministry of Economy, Trade and Industry
		July 2018	Director-General for Reconstruction from Nuclear Disaster of Reconstruction Agency
		July 2020	Resigned from Attached to Minister’s Secretariat of Ministry of Economy, Trade and Industry
		November 2020	Senior Managing Director of Japan Construction Equipment Manufacturers Association (current position)
		May 2022	Outside Director of the Company (current position)
(Significant concurrent positions) Senior Managing Director of Japan Construction Equipment Manufacturers Association

(Notes) 1.	There is no special interest between each of the candidates and the Company.

2.	Toshiyuki Noda, Hideo Mori and Satoru Koyama are candidates for Outside Director.

3.

Toshiyuki Noda has served in important positions at National Tax Agency, and the Company expects that he will exercise the supervisory function by giving appropriate advice based on his advanced knowledge on accounting, legal principle, etc. Therefore, the Company proposes the election of him as Outside Director. Although he has no past experience of being involved in the management of a company, the Company believes that he will be able to appropriately perform his duties as Outside Director for the reasons stated above. His term in the position of Outside Director at the conclusion of this General Meeting of Shareholders will be ten (10) years.

4.

Hideo Mori has experience of management of a financial institution, and the Company expects that he will appropriately evaluate and supervise the management of the Company and provide useful advice based on his abundant knowledge. Therefore, the Company proposes the election of him as Outside Director. His term in the position of Outside Director at the conclusion of this General Meeting of Shareholders will be five (5) years.

5.

Satoru Koyama has served in important positions at the Ministry of Economy, Trade and Industry and other government agencies, as well as having abundant international experience and knowledge, and the Company expects that he will provide advice and supervision from a broad perspective utilizing such insights. Therefore, the Company proposes the election of him as Outside Director. Although he has no past experience of being involved in the management of a company, the Company believes that he will be able to appropriately perform his duties as Outside Director for the reasons stated above. His term in the position of Outside Director at the conclusion of this General Meeting of Shareholders will be four (4) years.

6.

Satoru Koyama is Senior Managing Director of the Japan Construction Equipment Manufacturers Association, but there is no business relationship between the Company and the Japan Construction Equipment Manufacturers Association.

7.

The Company has reported to the Tokyo Stock Exchange that Toshiyuki Noda, Hideo Mori and Satoru Koyama have been appointed as independent officers as stipulated by the said exchange. The Company plans to continue to report their independent-officer status to the said exchange, should this proposal be approved. Hideo Mori served as Vice President and Representative Director of The Shoko Chukin Bank, Ltd., which is a lender to the Company, from June 2013 to June 2016. However, it has been more than nine years since he retired from that position, and the Company believes that this will not affect his independence.

8.

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company has entered into agreements with Toshiyuki Noda, Hideo Mori and Satoru Koyama to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability for damages under such agreements is the minimum liability amount stipulated by law. The Company plans to continue the said agreements, should this proposal be approved.

Proposal No. 2: Election of One (1) Audit and Supervisory Board Member

The terms of office of Hiroaki Takuma, Full-time Audit and Supervisory Board Member, will expire at the conclusion of this meeting. Accordingly, the Company proposes the election of one (1) Audit and Supervisory Board Member.

The Audit and Supervisory Board of the Company has already given their consent to this proposal.

The candidate for Audit and Supervisory Board Member is as follows:

Name (Date of birth)	Career summary, position in the Company, and significant concurrent positions		Number of the Company shares held
Reelection Hiroaki Takuma (November 29, 1956)	December 1993	Joined Data Plan Co., Ltd.	7,800 shares
	May 2008	Transferred to the Company as Deputy General Manager of General Affairs Department
	February 2009	Seconded to Data Plan Co., Ltd. as Department General Manager
	January 2015	President and Representative Director of Folme Co., Ltd.
	March 2023	Advisor of Folme Co., Ltd.
	May 2024	Full-time Audit and Supervisory Board Member of the Company (current position)

(Significant concurrent positions)

Audit and Supervisory Board Member of OSC Amaike Co., Ltd.

Audit and Supervisory Board Member of OSC Foods Co., Ltd.

Audit and Supervisory Board Member of OSC Bakery Co., Ltd.

Audit and Supervisory Board Member of Olympic Cellar Co., Ltd.

Audit and Supervisory Board Member of OSC Trading Co., Ltd.

Audit and Supervisory Board Member of OSC Fast Food Service Co., Ltd.

Audit and Supervisory Board Member of Grain Coffee Roaster Co., Ltd.

Audit and Supervisory Board Member of GOUT Co., LTD.

Audit and Supervisory Board Member of Miuraya Co., Ltd.

Audit and Supervisory Board Member of Animal General Medical Center Corporation

(Notes) There is no special interest between each of the candidates and the Company.

Agenda Item No. 3 Approval of the Share Exchange Agreement between the Company and Pan Pacific International Holdings Corporation

The Company and Pan Pacific International Holdings Corporation (hereinafter “PPIH”, and the Company and PPIH are collectively referred to as the “Companies”) have resolved at their respective Boards of Directors meetings on April 6, 2026 to conduct a business integration (hereinafter the “Business Integration”) through a share exchange (hereinafter the “Share Exchange”) with PPIH as the wholly owning parent company resulting from a share exchange and the Company as the wholly owned subsidiary resulting from a share exchange. On the same date, the Companies have concluded a share exchange agreement (hereinafter the “Share Exchange Agreement”).

The approval of the Share Exchange Agreement under this proposal is hereby requested.

The Share Exchange is scheduled to be conducted after obtaining approval for the Share Exchange Agreement by resolution at this Shareholders’ Meeting of the Company. As for PPIH, the Share Exchange is scheduled to be conducted without obtaining approval for the Share Exchange Agreement by resolution at the Shareholders’ Meeting, through the procedure of a simplified share exchange under the provisions of Article 796, paragraph (2) of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same).

Furthermore, prior to the effective date of the Share Exchange (scheduled for July 1, 2026), the common shares of the Company (hereinafter “Company’s Shares”) are scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (hereinafter the “Tokyo Stock Exchange”) as of June 29, 2026 (the final trading day is scheduled for June 26, 2026).

The reasons for conducting the Share Exchange, an outline of the content of the Share Exchange Agreement, and other matters related to this proposal are as follows:

1.	Reasons for conducting the Share Exchange

The PPIH group (referring to a corporate group comprising PPIH along with its 70 consolidated subsidiaries, 10 non-consolidated subsidiaries, one equity-method associate, and five non-equity-method associates; hereinafter the same) upholds “The Customer Matters Most” as its corporate principle and promotes a unique store concept of providing customers with convenience, discount, and amusement through shopping. The group is committed to enhancing its long-term corporate value through a business model of “stores as a place to spend time” where customers not only “buy what they need when they need it” but also enjoy the act of shopping itself. As of March 31, 2026, the total number of stores in the PPIH group is 787, comprising 663 domestic stores and 124 overseas stores, which includes the large convenience and discount store “Don Quijote” operated by its core company, Don Quijote Co., Ltd., family-oriented comprehensive discount stores “MEGA Don Quijote” and “MEGA Don Quijote UNY” operated by Don Quijote Co., Ltd. with Nagasakiya Co., Ltd. (hereinafter “Nagasakiya”) and UD Retail Co., Ltd., and comprehensive retail businesses such as “Apita” and “Piago” operated by UNY Co., Ltd. (hereinafter “UNY”). The environment surrounding the PPIH group is undergoing significant changes, including market size reduction due to declining birthrates and aging population, real wage decrease due to rising prices, intensified price competition and industry restructuring, and increased foreign tourists and foreign population. Viewing these anticipated environmental changes as revenue opportunities, the group has formulated a long-term management plan called “Double Impact 2035” as a strategy to achieve further growth, aiming for net sales of 4.2 trillion yen and operating income of 330 billion yen in the fiscal year ending June 30, 2035.

On the other hand, the Company’s group (comprising the Company along with its 27 consolidated subsidiaries, one non-consolidated subsidiary, and two non-equity-method associates; hereinafter the same) uphold the basic philosophy of “Selling Honesty” and maintain the basic management policy of “providing customers with products that satisfy the customers in terms of freshness, quality, and price” and “continuing to be a corporate group trusted by business partners, local communities, and employees.”

Under this basic policy, with the motto of continuing to “provide better products at lower prices,” the Company’s group have been managing their business with the aim of meeting the expectations of customers, shareholders, and business partners, and contributing to the realization of a more prosperous society. In recent years, the management environment surrounding the Company’s group has become increasingly challenging, and various factors have been identified as potentially worsening, such as a decrease in the workforce due to declining birthrates and aging population, rising labor costs, intensified competition for customer acquisition across industries and business types, further diversification of customer values, and rapid changes in the sales environment. In response, the Company’s group has promoted strategies for business expansion and improved profitability based on four key strategies: (i) expanding market share through dominance in one metropolitan area and three prefectures, (ii) focusing on low-cost operations and cash flow, (iii) pursuing a business format strategy oriented towards specialty stores, and (iv) efficient management and business expansion measures of the Company’s group. However, the management environment surrounding the Company’s group remains challenging, with continued impacts from high inflation leading to sluggish personal consumption, accelerated competition and price wars with different industries and business types, and rising labor and logistics costs. The current performance outlook also remains unstable. In such circumstances, to respond to significant changes in the management environment surrounding the Company’s group, achieve medium- to long-term corporate value enhancement, and fulfill social responsibilities to various stakeholders, they have concluded that it is necessary to consider strategic alliances to build a stronger management foundation. Thus, they have begun examining the Business Integration.

In January 2026, the Company initiated a bidding process (hereinafter the “Bidding Process”) for the selection of a strategic partner involving corporate restructuring activities through Mizuho Bank, Ltd. (hereinafter “Mizuho Bank”). Later, in late January 2026, after receiving letters of intent from five companies, including PPIH, the Company carefully compared and evaluated each candidate’s understanding of the Company, assessment of share value, strategies leading to business expansion, corporate restructuring structures, and other factors based on the content of each of their letters of intent. As a result, the Company chose PPIH as the final candidate for a strategic partner.

Subsequently, after extensive discussions, the Companies recognized that by the Company becoming a wholly owned subsidiary of PPIH, there is an expectation of creating mutually complementary synergies by combining the strengths of the wide-ranging business of the Company’s group, including both food and non-food sectors, with PPIH’s procurement power, promotional capabilities, store operation know-how, and scale advantages. Additionally, the Companies have concluded that by becoming a non-listed company, the Company can establish a system that allows for rapid decision-making and the realization of management strategies from a more medium- to long-term perspective, without being constrained by short-term evaluations from the stock market.

Based on the above, the Companies have determined that making the Company a wholly owned subsidiary of PPIH will contribute to further enhancement of corporate value for the Companies and be beneficial to the shareholders of the Companies. Therefore, on April 6, 2026, the Boards of Directors of the Companies resolved to proceed with the Business Integration and concluded the Share Exchange Agreement between the Companies.

The specific synergies that the Companies expect to achieve through the Business Integration are as follows:

(1)	Synergy in store openings and business format development

Approximately two thirds of the Company’s stores are located in Tokyo, significantly contributing to the expansion of the PPIH group’s store network in the Tokyo metropolitan area. As a result of considerations based on catchment area and location, it has been determined that cases where competition with the PPIH group’s existing stores is expected are limited, allowing for the expansion of the store network.

It is expected that the conversion of these stores to the “Don Quijote,” “MEGA Don Quijote,” or other store brands will contribute to achieving PPIH’s plan to open approximately 250 stores in the next ten years.

Additionally, for the new format “Robin Hood,” which PPIH plans to open 200 to 300 stores by 2035, the Share Exchange is expected to enable comprehensive regional expansion centered around the Kanto area, and is anticipated to accelerate both the launch of the new format and the pace of store openings.

(2)	Synergy with existing businesses (in terms of MD and operations)

The Company believes that integrating the price competitiveness in food products and daily necessities possessed by both the PPIH group and the Company’s group with the Company’s group’s expertise in non-food categories is expected to lead to the strengthening of competitiveness in the non-food category, for the entire PPIH group.

An improvement in profitability, primarily for the Company’s group, is anticipated from the cost reduction effects through the unification of purchase agreements and other measures. Additionally, acquiring human resources with a high affinity for the Discount Store Business and non-food specialized category, along with promoting post-merger integration (PMI) that leverages the performance at UNY and Nagasakiya, will actualize integration effects ahead of schedule.

2.	Summary of the content of the Share Exchange Agreement

The content of the Share Exchange Agreement entered into on April 6, 2026 between the Company and PPIH is as follows:

Share Exchange Agreement

Pan Pacific International Holdings Corporation (“PPIH”) and Olympic Group Corporation (“Olympic Group”) hereby agree as follows and enter into a share exchange agreement (this “Agreement”) as of April 6, 2026 (the “Execution Date of this Agreement”).

Article 1 (Share Exchange)

PPIH and Olympic Group conduct a share exchange (the “Share Exchange”) whereby PPIH shall become a wholly owning parent company and Olympic Group shall become a wholly owned subsidiary, in accordance with the provisions of this Agreement. As a result of the Share Exchange, PPIH shall acquire all of the issued shares of Olympic Group.

Article 2 (Trade Names and Addresses of Wholly Owning Parent Company and Wholly Owned Subsidiary Resulting from the Share Exchange)

The trade names and addresses of PPIH and Olympic Group are as follows:

(1)	PPIH (wholly owning parent company resulting from the share exchange)

Trade Name: Pan Pacific International Holdings Corporation

Address: 2-25-12 Dogenzaka, Shibuya-ku, Tokyo

(2)	Olympic Group (wholly owned subsidiary resulting from the share exchange)

Trade Name: Olympic Group Corporation

Address: 4-12-1 Honcho, Kokubunji-shi, Tokyo, Japan

Article 3 (Shares to be Issued and Allotted in the Share Exchange)

1.

In the Share Exchange, PPIH shall issue, to the shareholders of Olympic Group (meaning the shareholders after the cancellation of treasury shares by Olympic Group under Article 9; hereinafter the same applies in this Article) existing immediately prior to the time when PPIH acquires all of the issued shares of Olympic Group as a result of the Share Exchange (the “Record Time”), the common shares of PPIH in a number obtained by multiplying the total number of the common shares of Olympic Group held by such shareholders by 1.18.

2.

In the Share Exchange, PPIH shall allocate to the shareholders of Olympic Group as of the Record Time the common shares of PPIH at a ratio of 1.18 for each one common share of Olympic Group held by such shareholders.

3.

If the number of the common shares of PPIH that PPIH delivers to the shareholders of Olympic Group as of the Record Time pursuant to the preceding two paragraphs includes fractional shares less than one share, PPIH shall handle such fractional shares under the provisions of Article 234 of the Companies Act and any other relevant laws and regulations.

Article 4 (Matters Concerning Amount of PPIH’s Capital and Reserves)

The amount of PPIH’s capital and reserves to be increased resulting from the Share Exchange shall be determined by PPIH as appropriate under Article 39 of the Regulation on Corporate Accounting.

Article 5 (Effective Date)

The effective date of the Share Exchange (the “Effective Date”) shall be July 1, 2026; provided, however, that if it is necessary due to the procedural requirements of the Share Exchange or any other reasons, PPIH and Olympic Group may change the Effective Date by mutual agreement upon consultation.

Article 6 (Approval of Shareholders’ Meeting)

1.

PPIH shall conduct the Share Exchange without obtaining the approval of a Shareholders’ Meeting as stipulated in Article 795, paragraph 1 of the Companies Act with respect to this Agreement, under the provisions of the main clause of Article 796, paragraph 2 of the Companies Act; provided, however, that if approval concerning this Agreement by a resolution of a Shareholders’ Meeting of PPIH becomes necessary pursuant to Article 796, paragraph 3 of the Companies Act, PPIH shall seek approval by a resolution of the Shareholders’ Meeting for this Agreement and any other matters necessary for the Share Exchange by the day immediately before the Effective Date.

2.

Olympic Group shall, by the day immediately before the Effective Date, seek approval by a resolution of the Shareholders’ Meeting for this Agreement and any other matters necessary for the Share Exchange at a Shareholders’ Meeting as stipulated in Article 783, paragraph 1 of the Companies Act.

Article 7 (Management of Company Assets, etc.)

PPIH and Olympic Group shall, by themselves or through their respective subsidiaries, from the Execution Date of this Agreement until the Effective Date, conduct their business and manage and operate their assets with the due care of a prudent administrator, and if they intend to conduct any act that may materially affect their assets or rights and obligations or the execution of the Share Exchange or the terms and conditions of the Share Exchange, they shall do so only after prior consultation with, and obtaining the prior consent of, the other party.

Article 8 (Distribution of Surplus)

From the Execution Date of this Agreement, neither PPIH nor Olympic Group shall: (i) adopt any resolution for the distribution of surplus with the Record Date prior to the Effective Date; or (ii) adopt any resolution for the acquisition of treasury shares with an acquisition date prior to the Effective Date (except where such acquisition of treasury shares is required in response to the exercise of shareholders’ rights in accordance with applicable laws and regulations).

Article 9 (Cancellation of Treasury Shares)

Olympic Group shall, by resolution of its Board of Directors held by the day immediately before the Effective Date, cancel all treasury shares held by Olympic Group at the Record Time (including the treasury shares acquired by Olympic Group as a result of the purchase of shares pursuant to the dissenting shareholders’ appraisal rights under Article 785, paragraph 1 of the Companies Act exercised in connection with the Share Exchange).

Article 10 (Modification of Terms of the Share Exchange and Termination of this Agreement)

If, during the period from the Execution Date of this Agreement to the Effective Date, any material change occurs in the assets or financial condition of PPIH or Olympic Group; any situation arises that significantly impedes the execution of the Share Exchange; or achieving the purpose of this Agreement otherwise becomes difficult, due to natural disasters, acts of God, or any other reasons, PPIH and Olympic Group may, by mutual agreement upon consultation, modify the terms and conditions of the Share Exchange and other matters set forth in this Agreement, or terminate this Agreement.

Article 11 (Effect of this Agreement)

This Agreement shall cease to be effective in any of the following cases:

(1)

If approval by a resolution of the PPIH’s Shareholders’ Meeting is required pursuant to the provisions of the proviso to Article 6, paragraph 1, and such approval by resolution of PPIH’s Shareholders’ Meeting is not obtained by the day immediately before the Effective Date;

(2)	If approval by resolution of Olympic Group’s Shareholders’ Meeting as stipulated in Article 6, paragraph 2 is not obtained by the day immediately before the Effective Date;

(3)

If PPIH or Olympic Group fails to obtain, by the Effective Date, any approval, consent or other authorization from the relevant governmental authorities or agencies required under laws and regulations to implement the Share Exchange; or

(4)	If this Agreement is terminated pursuant to the provisions of the immediately preceding Article.

Article 12 (Governing Law and Jurisdiction)

1.	This Agreement, and all rights and obligations of PPIH and Olympic Group under or in connection with this Agreement, shall be governed by and construed in accordance with the laws of Japan.

2.	For any and all disputes between PPIH and Olympic Group arising under or in connection with this Agreement, the Tokyo District Court shall have exclusive jurisdiction as the court of first instance.

Article 13 (Matters for Consultation)

In addition to the matters provided for in this Agreement, any matters necessary for the Share Exchange shall be determined through good-faith consultation and agreement between PPIH and Olympic Group in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by affixing their names and seals thereon, and each party shall keep one copy of the originals.

April 6, 2026

PPIH:

Pan Pacific International Holdings Corporation

2-25-12 Dogenzaka, Shibuya-ku, Tokyo, Japan

Hideki Moriya, President & CEO, Representative Director

Olympic Group:

Olympic Group Corporation

4-12-1 Honcho, Kokubunji-shi, Tokyo, Japan

Toru Oshitanai, President and Representative Director

3.	Matters related to the appropriateness of the consideration for the exchange

(1)	Matters related to the total number of the consideration for the exchange and the appropriateness of the allocation

(A)	The detail of allotment of shares in the Share Exchange

	PPIH (wholly owning parent company resulting from a share exchange)	The Company (wholly owned subsidiary resulting from a share exchange)

Allotment ratio in the Share Exchange	1	1.18

Number of shares to be delivered through the Share Exchange	Common shares of PPIH: 27,105,250 shares (planned)

(Note 1)	Allotment ratio of shares

1.18 shares of the common shares of PPIH (hereinafter the “PPIH’s Shares”) shall be allotted and delivered per Company’s Share. The aforementioned allotment ratio in the Share Exchange (hereinafter the “Share Exchange Ratio”) may be modified in the event of a material change in the terms and conditions on which the calculation is based through mutual consultation and agreement of the Companies.

(Note 2)	The number of the PPIH’s Shares to be delivered through the Share Exchange

The aforementioned number of the PPIH’s Shares is calculated based on the total number of the issued shares of the Company (23,354,223 shares) and its treasury shares (383,672 shares) as of November 30, 2025.

In the Share Exchange, PPIH will allot and deliver 27,105,250 shares (planned) of the PPIH’s Shares to the shareholders of the Company (meaning shareholders after the cancellation of treasury shares as described below) as of the time immediately prior to PPIH’s acquisition of all the issued shares of the Company (hereinafter the “Record Time”). PPIH intends to use treasury shares held by PPIH as the shares to be delivered.

The Company plans to cancel, at the Record Time, all the treasury shares held by it as of the Record Time (including shares acquired in response to share purchase demands from dissenting shareholders in connection with the Share Exchange under Article 785, paragraph (1) of the Companies Act) by resolution at its Board of Directors meeting to be held on or before the day preceding the effective date of the Share Exchange. The number of shares to be allotted and delivered in the Share Exchange is subject to change due to acquisition or cancellation of the Company’s treasury shares or for other reasons.

(Note 3)	Treatment of shares less than one unit

The Company’s shareholders who will hold less than one unit (less than 100 shares) of the PPIH’s Shares subsequent to the Share Exchange may use the following systems for the PPIH’s Shares on and after the effective date of the Share Exchange. The shareholders, however, cannot sell such shares less than one unit in financial instruments exchange markets.

(i)	System of request for purchase of shares less than one unit (sale of shares less than 100 shares)

This is a system whereby shareholders of the PPIH’s Shares can request PPIH to purchase the shares less than one unit held by such shareholders under the provisions of Article 192, paragraph (1) of the Companies Act.

(ii)	System of request for additional purchase of shares less than one unit (additional purchase to reach 100 shares)

This is a system whereby shareholders holding less than one unit of the PPIH’s Shares can request PPIH to sell the number of shares that would, together with the number of shares less than one unit held by such shareholders, constitute one unit (100 shares) and purchase such shares from PPIH under the provisions of Article 194, paragraph (1) of the Companies Act and PPIH’s Articles of Incorporation.

(Note 4)	Method of treating fractional shares less than one share

For the Company’s shareholders who will be allotted fractional shares less than one PPIH’s Share in the Share Exchange, PPIH will sell the PPIH’s Shares equivalent to the total sum of such fractional shares (shares less than one share included in the total sum shall be rounded down) and pay the proceeds of such sale to the aforementioned shareholders in proportion to the fractional shares attributed to them, under the provisions of Article 234 of the Companies Act and other applicable laws and regulations.

(B)	Basis for the details of allotment of shares in the Share Exchange

(i)	Basis and reason for details of allotment

In order to ensure the fairness and appropriateness of the calculation of the Share Exchange Ratio mentioned above in (A) “The detail of allotment of shares in the Share Exchange,” the Companies separately requested a third-party appraiser independent from the respective company to calculate the Share Exchange Ratio. PPIH appointed PLUTUS CONSULTING Co., Ltd. (hereinafter “Plutus”), and the Company appointed Deloitte Tohmatsu LLC (hereinafter “Deloitte Tohmatsu”), as their respective third-party appraisers.

With respect to PPIH, as described below in (4)(A) “Measures to secure fairness,” PPIH had careful discussions and deliberations on the Share Exchange Ratio based on, among other things, the valuation report on the share exchange ratio received from Plutus, PPIH’s independent third-party appraiser, the advice received from its legal advisor, Nagashima Ohno & Tsunematsu, and the results of the due diligence conducted by PPIH on the Company. In addition, PPIH took into consideration its track record of expanding the business base of the PPIH group through past M&A transactions and generating synergies by leveraging the acquired companies’ brands, merchandise, procurement and logistics functions, and operational expertise, including whether concrete synergies can be expected from the Business Integration. As a result, PPIH concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of PPIH, even though the Share Exchange Ratio exceeds the upper end of the range calculated based on the market share price method as set forth in the valuation report dated April 3, 2026 obtained from Plutus. This is because the Share Exchange Ratio falls within the range of share exchange ratios calculated based on the discounted cash flow method (hereinafter the “DCF Method”) using the business plan that includes synergies expected to be realized through the Business Integration, as described below in (ii) “Matters concerning calculation.” Accordingly, PPIH determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

Meanwhile, the Company also had careful discussions and deliberations, as described below in (4)(A) “Measures to secure fairness,” based on, among other things, the valuation report on the share exchange ratio obtained from its third-party appraiser, Deloitte Tohmatsu, the advice from its legal advisor, City-Yuwa Partners, and the results of the due diligence conducted by the Company on PPIH. As a result, the Company concluded that the Share Exchange Ratio is appropriate, because the Share Exchange Ratio exceeds the upper end of the range of share exchange ratios calculated based on the market share price method and the DCF method as set forth in the valuation report dated April 3, 2026 obtained from Deloitte Tohmatsu. On this basis, the Company concluded that the Share Exchange Ratio will contribute to the interests of the shareholders of the Company and, therefore, determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

As described above, the Companies held multiple negotiations and consultations on the Share Exchange Ratio while referring to the valuation results concerning the share exchange ratio submitted by the respective third-party appraisers and comprehensively taking into account the financial conditions, asset statuses, future outlooks, and other factors of the Companies. As a result, the Companies have reached the decision that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and therefore have determined that the implementation of the Share Exchange at the Share Exchange Ratio would be appropriate. The Share Exchange Ratio may, in line with the Share Exchange Agreement, be modified in the event of a material change in the terms and conditions on which the calculation is based through mutual consultation and agreement.

(ii)	Matters concerning calculation

(i)	Names of the appraisers and relationships with the Companies

Neither PPIH’s third-party appraiser, Plutus, nor the Company’s third-party appraiser, Deloitte Tohmatsu, is a related party of either of the Companies. The appraisers are independent from the Companies, and none of the appraisers has a significant interest that must be disclosed in relation to the Share Exchange.

Fees payable to Plutus for the Share Exchange are a fixed fee only and do not include a success fee that is contingent upon, among others, the successful completion of the Share Exchange. With respect to the fees payable to Deloitte Tohmatsu in connection with the Share Exchange, such fees include, in addition to a fixed fee payable regardless of whether the Share Exchange is consummated, a success fee contingent upon, among other things, the public announcement of the Share Exchange. However, the Company has determined that the inclusion of such a success fee does not impair the independence of Deloitte Tohmatsu, taking into consideration that making a portion of the fees contingent upon success is reasonable because it enables the limitation of transaction costs in the event that the Share Exchange is not consummated, and that such a fee structure is also a general market practice in similar transactions.

(ii)	Overview of calculation

Plutus conducted its valuation as follows. With respect to PPIH, since the PPIH’s Shares are listed on the Prime Market of the Tokyo Stock Exchange and have an available market price, Plutus employed the market share price method, using April 3, 2026 as the calculation reference date, and adopted the closing price of the PPIH’s Shares on the Tokyo Stock Exchange on the calculation reference date, as well as the simple average closing prices for the periods of the last one month, three months, and six months preceding such calculation reference date. With respect to the Company, since the Company’s Shares are listed on the Standard Market of the Tokyo Stock Exchange and have an available market price, Plutus employed the market share price method, using March 31, 2026 as the calculation reference date, and adopted the closing price of the Company’s Shares on the Tokyo Stock Exchange on the calculation reference date, as well as the simple average closing prices for the periods of the last one month, three months, and six months preceding such calculation reference date. In addition, in order to reflect the status of future business activities in the valuation, Plutus also employed the DCF Method. In order to exclude the impact on the share price caused by Speculative Reporting by a magazine regarding the sale of the Company’s Shares dated April 1, 2026 (hereinafter the “Speculative Reporting”), March 31, 2026 was set as the reference date for the market share price of the Company. For the DCF Method, based on past financial information of the Company, the share value was calculated by discounting future cash flows to the present value at a certain discount rate, using the business plan prepared by PPIH with the advice of ProFinX Co., an independent management strategy advisor to PPIH and the Company (hereinafter the “Business Plan”). The Business Plan includes synergies expected to be realized through the Business Integration and contains one or more fiscal years in which a significant increase or decrease in profit and free cash flow as compared with the previous fiscal year is expected. Specifically, from the fiscal year ending February 28, 2029 through the fiscal year ending February 28, 2031, as a result of the effects of capital investments made in prior fiscal years in connection with the conversion of store formats to “Don Quijote,” “MEGA Don Quijote,” or “Robin Hood,” profit growth is expected of 71.2% year-over-year for the fiscal year ending February 28, 2029, 443.4% year-over-year for the fiscal year ending February 28, 2030, and 82.3% year-over-year for the fiscal year ending February 28, 2031. In addition, due to an increase in capital investments associated with such store format conversions, free cash flow is expected to decrease 928.9% year-over-year for the fiscal year ending February 28, 2027. It is also assumed that the Company will not pay a year-end dividend with a record date of February 28, 2026.

The calculation results for the share exchange ratio where the per-share value of the PPIH’s Shares using the above valuation methods is 1, are as follows:

Adopted method	Calculated share exchange ratio range
Market share price method	0.44 to 0.48
DCF method	1.05 to 2.37

In calculating the share exchange ratio, Plutus has assumed that all publicly available information and information provided to Plutus are accurate and complete, and it has not made any independent verification as to the accuracy and completeness of that information. Plutus has not made any independent evaluation, appraisal or assessment, and has not requested any third-party institution to conduct any appraisal or assessment, in connection with any assets or liabilities (including financial derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates. Plutus has assumed the future financial forecasts and other forward-looking information of the Company has been reasonably examined or prepared by the management of the Company based on the best forecasts and judgments available at that time. Plutus has also assumed that the Business Plan has been prepared based on the information currently available to PPIH and assumptions PPIH deemed reasonable. The calculation performed by Plutus reflects the information available to it and the economic conditions as of April 3, 2026. The calculation by Plutus was performed with the sole purpose of providing it as reference for the Board of Directors of PPIH to examine the Share Exchange Ratio.

Regarding the calculation by Deloitte Tohmatsu, for PPIH, Deloitte Tohmatsu conducted the calculation of the PPIH’s Shares employing the market share price method, since the PPIH’s Shares are listed on the Tokyo Stock Exchange Prime Market and their market prices are available.

For the Company, Deloitte Tohmatsu conducted the calculation of the Company’s Shares employing the market share price method, since the Company’s Shares are listed on the Tokyo Stock Exchange Standard Market and their market prices are available. In addition, the DCF method was employed in order to reflect the future business activities in the valuation.

For the market share price method, with respect to PPIH, April 3, 2026 was set as the calculation reference date, and the valuation was conducted using the closing price of the PPIH’s Shares on the Tokyo Stock Exchange Prime Market on the calculation reference date, as well as the simple average closing prices for the periods of the last one month, three months, and six months preceding such calculation reference date. With respect to the Company, April 3, 2026, which was the business day immediately preceding the public announcement of the Share Exchange (Reference Date (i)), and March 31, 2026, which was the last trading day prior to the Speculative Reporting dated April 1, 2026 for the purpose of excluding the impact of the Speculative Reporting on the share price (Reference Date (ii)), were set as calculation reference dates. The valuation was conducted using the closing prices of the Company’s Shares on the Tokyo Stock Exchange Standard Market on each calculation reference date, as well as the simple average closing prices for the periods of the last one month, three months, and six months preceding each calculation reference date. For the DCF method, the share value was calculated by discounting future cash flows, which are based on financial forecasts provided by the Company, to the present value using a certain discount rate. Additionally, the financial forecasts of the Company that formed the basis of the DCF method calculation by Deloitte Tohmatsu include one or more fiscal years for which a significant change in profit or free cash flow is expected compared with the preceding fiscal year. Specifically, through revisions to pricing policies, increased sales resulting from enhanced customer attracting power and increased sales volumes through strengthened collaboration among group companies and between business divisions, and improvements in profit margins through the consolidation of business partners and the review of transportation routes, operating profit is expected to improve by approximately 3.4 billion yen from the fiscal year ending February 28, 2026 to the fiscal year ending February 28, 2027. In addition, profit growth is expected of 82.7% year-over-year for the fiscal year ending February 28, 2028, 46.2% year-over-year for the fiscal year ending February 28, 2029, and 36.4% year-over-year for the fiscal year ending February 28, 2030. In addition, free cash flow is expected to increase 66.6% year-over-year for the fiscal year ending February 28, 2029, and 37.0% year-over-year for the fiscal year ending February 28, 2030. The synergy effects that are expected to be realized as a result of the Share Exchange are not reflected in the above financial forecasts, as it is difficult to reasonably estimate such effects at this time. It is also assumed that the Company will not pay a year-end dividend with a record date of February 28, 2026.

The valuation range of the Company where the per-share value of the PPIH’s Shares using the above valuation methods is 1, is as follows:

Adopted method	Calculated share exchange ratio range
Market share price method 1	0.44 to 0.65
Market share price method 2	0.43 to 0.48
DCF method	0.75 to 1.01

In calculating the share exchange ratios above, Deloitte Tohmatsu has, in principle, used information provided to it by the Companies and publicly available information as presented, and has assumed that all of such materials and information are accurate and complete. Additionally, Deloitte Tohmatsu has not made any independent verification as to the accuracy or completeness thereof, having assumed that there are no undisclosed facts to Deloitte Tohmatsu that could potentially have a significant impact on the calculation of the share exchange ratios. Furthermore, Deloitte Tohmatsu has not made any independent evaluation, appraisal or assessment, and has not requested any third-party institution to conduct any appraisal or assessment, in connection with any assets or liabilities (including financial derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates. Deloitte Tohmatsu has assumed the information related to financial forecasts of the Company referenced for the calculation has been reasonably prepared by the management of the Company based on the best forecasts and judgments available at that time. The calculation of the share exchange ratios by Deloitte Tohmatsu reflects the information available to it and the economic situation as of April 3, 2026.

(2)	Matters concerning the appropriateness of the amounts of PPIH’s capital and reserves

The amounts of PPIH’s capital and reserves to be increased resulting from the Share Exchange shall be determined by PPIH as appropriate under the provisions of Article 39 of the Regulation on Corporate Accounting. This handling is determined within the scope of applicable laws and regulations after comprehensive consideration and review of PPIH’s financial condition, capital policy, and other circumstances, and the Company believes that it is appropriate.

(3)	Reasons for selecting the PPIH’s Shares as consideration for the exchange

The Company and PPIH have selected shares of PPIH, the wholly owning parent company resulting from a share exchange, as consideration for the Share Exchange.

The Company considers this selection appropriate, taking into account: (1) the PPIH’s Shares are listed on the Prime Market of the Tokyo Stock Exchange, and trading opportunities will continue to be available on that market even after the Share Exchange is effective; and (2) the Company’s shareholders can also expect to benefit from the synergies described in 1. “Reasons for Conducting the Share Exchange” above by receiving the PPIH’s Shares as consideration for the exchange.

On the effective date of the Share Exchange (scheduled for July 1, 2026), the Company will become a wholly owned subsidiary of PPIH. Therefore, the Company’s Shares are scheduled to be delisted as of June 29, 2026 (the final trading day is scheduled for June 26, 2026) through prescribed procedures in accordance with the delisting criteria of the Tokyo Stock Exchange.

Following the delisting, it will no longer be possible to trade the Company’s Shares on the Tokyo Stock Exchange. However, the PPIH’s Shares to be allotted to the Company’s shareholders through the Share Exchange are listed on the Prime Market of the Tokyo Stock Exchange. Therefore, although some of the Company’s shareholders may only receive an allotment of shares constituting less than one unit, the PPIH’s Shares constituting one or more units can be traded on a financial instruments exchange market on or after the effective date of the Share Exchange. Accordingly, the Companies believe that the liquidity of the shares will continue to be provided.

The Company’s shareholders who will hold less than one unit of the PPIH’s Shares subsequent to the Share Exchange will not be able to sell such shares less than one unit on a financial instruments exchange market, but will be able to use the systems of request for purchase and additional purchase of shares less than one unit. For details of such handling, please refer to (Note 3) “Treatment of shares less than one unit” in (1)(A) “The detail of allotment of shares in the Share Exchange” above. Also, for details regarding the handling of fractional shares less than a single PPIH’s Share allotted in the Share Exchange, please refer to (Note 4) “Method of treating fractional shares less than one share” in (1)(A) “The detail of allotment of shares in the Share Exchange” above.

The Company’s shareholders can trade the Company’s Shares held by them as usual until June 26, 2026 (scheduled), which is the last trading date, on the Tokyo Stock Exchange Standard Market, and can also execute their legal rights provided for in the Companies Act and other related laws and regulations.

(4)	Matters considered to ensure that the interests of the Company’s shareholders are not impaired

(A)	Measures to secure fairness

Through the Business Integration brought about by the Share Exchange, the Company, which is a listed company, will become a wholly owned subsidiary resulting from a share exchange of PPIH. Therefore, the Companies have taken the following measures to secure fairness in the Share Exchange:

(i)	Implementation of bidding procedures

As stated above in 1. “Reasons for conducting the Share Exchange”, in January 2026, the Company initiated the Bidding Process through Mizuho Bank. Later, in late January 2026, after receiving letters of intent from five companies, including PPIH, the Company carefully compared and evaluated each candidate’s understanding of the Company, assessment of share value, strategies leading to business expansion, acquisition structures, and other factors based on the content of each of their letters of intent. As a result, the Company chose PPIH as the final candidate for a strategic partner.

As stated above, the Company implemented the Bidding Process and secured opportunities to obtain a wide range of proposals of strategic options for its future.

(ii)	Obtaining valuation reports from independent third-party appraisers

PPIH appointed Plutus, which is a third-party appraiser independent from the Companies, and obtained a valuation report on the share exchange ratio dated April 3, 2026. For an outline of the valuation report, please refer to (1)(B)(ii) “Matters concerning calculation” above. The Company appointed Deloitte Tohmatsu, which is a third-party appraiser independent from the Companies, and obtained a valuation report on the share exchange ratio dated April 3, 2026. For an outline of the valuation report, please refer to (1)(B)(ii) “Matters concerning calculation” above. Neither of the Companies has obtained an opinion (fairness opinion) from the respective third-party appraisers stating that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

(iii)	Advice from an independent law firm

PPIH appointed Nagashima Ohno & Tsunematsu, and the Company appointed City-Yuwa Partners as their respective legal advisors for the Business Integration including the Share Exchange, and they respectively obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method. Nagashima Ohno & Tsunematsu and City-Yuwa Partners are independent from, and have no material interests in the Companies in relation to the Business Integration including the Share Exchange.

(B)	Measures to avoid conflicts of interest

As of April 6, 2026, when PPIH and the Company decided to conduct the Share Exchange, they do not hold shares in each other, have no personnel relationships such as dispatching officers to each other, and have no special capital, personnel, and business relationships. Therefore, it is considered that no particular conflict of interest arises between the Companies in the decision-making process of the Boards of Directors regarding the Share Exchange. Consequently, no special measures have been taken other than those mentioned in (A) “Measures to secure fairness” above.

4.	Matters to be considered regarding consideration for the exchange

(1)	Provisions of Articles of Incorporation of PPIH

In accordance with laws and regulations and Article 13, paragraph (2) of the Company’s Articles of Incorporation, the PPIH’s Articles of Incorporation are not included in the document provided to shareholders who have requested a hard copy (the document containing matters subject to electronic provision); however, they are posted on the Company’s website (https://www.olympic-corp.co.jp/ir/meeting), the website for materials for the Shareholders’ Meeting (https://d.sokai.jp/8289/teiji/), and the Tokyo Stock Exchange website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

(2)	Matters concerning the method of realizing the consideration for the exchange

(A)	Market for trading the consideration for the exchange

The PPIH’s Shares are traded on the Prime Market of the Tokyo Stock Exchange.

(B)	Persons acting as intermediaries, brokers, or agents for trading the consideration for the exchange

The PPIH’s Shares are traded through financial instruments dealers (securities firms, etc.) nationwide, including brokerage and agency services.

(C)	If there are restrictions on the transfer or other disposition of the consideration for the exchange, the details thereof

Not applicable.

(3)	Matters concerning the market price of the consideration for the exchange

The average closing prices of the PPIH’s Shares on the Prime Market of the Tokyo Stock Exchange calculated over the one-month, three-month, and six-month periods, one business day prior to the announcement date (April 6, 2026) of the execution of the Share Exchange Agreement as a reference date, were 997.9 yen, 968.4 yen, and 958.8 yen, respectively. The market price and other information of the PPIH’s Shares can be viewed on the Tokyo Stock Exchange’s website (https://www.jpx.co.jp/) and other sources.

(4)	Content of PPIH’s balance sheets for each fiscal year ended in the past five years

PPIH has submitted Annual Securities Report for each fiscal year pursuant to Article 24, paragraph 1 of the Financial Instruments and Exchange Act; therefore, the information is not included herein.

5.	Matters concerning the appropriateness of provisions regarding stock acquisition rights related to the Share Exchange

Not applicable.

6.	Matters concerning financial statements, etc.

(1)	Content of financial statements for PPIH’s most recent fiscal year

In accordance with laws and regulations and Article 13, paragraph (2) of the Company’s Articles of Incorporation, the contents of the financial statements, etc., for PPIH’s most recent fiscal year (July 1, 2024 to June 30, 2025) are not included in the document delivered to shareholders who have requested a hard copy (the document containing matters subject to electronic provision); however, they are posted on the Company’s website (https://www.olympic-corp.co.jp/ir/meeting), the website for materials for the Shareholders’ Meeting (https://d.sokai.jp/8289/teiji/), and the Tokyo Stock Exchange website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show ).

(2)

Matters concerning dispositions of significant assets, incurrence of major liabilities, or other events occurring after the end of the most recent fiscal year of the Company and PPIH that significantly affect the status of company assets

(A)	The Company

(i)

At a meeting of its Board of Directors held on April 6, 2026, the Company resolved to conduct the Share Exchange with PPIH, whereby PPIH will become the wholly owning parent company resulting from a share exchange and the Company will become the wholly owned subsidiary resulting from a share exchange, and entered into the Share Exchange Agreement on the same date. The contents of the Share Exchange Agreement are as described in “2. Summary of the Share Exchange Agreement” above.

(ii)

The Company plans to cancel all treasury shares held as of the reference time (including shares acquired in response to share repurchase requests from dissenting shareholders pursuant to Article 785, paragraph 1 of the Companies Act concerning the Share Exchange) by the Record Time, based on a resolution of the Board of Directors to be held by the day before the effective date of the Share Exchange.

(B)	PPIH

(i)

PPIH implemented a stock split at a ratio of five (5) shares for each one (1) PPIH’s Share, with an effective date of October 1, 2025, pursuant to a resolution of its Board of Directors dated August 18, 2025. PPIH had previously granted points for “majica,” the PPIH group’s electronic money, to shareholders holding 100 shares or more whose names were recorded in PPIH’s shareholder register as of June 30 or December 31 of each year prior to the stock split. However, in connection with the stock split, PPIH has applied the following criteria to shareholder benefits for shareholders whose names are recorded in PPIH’s shareholder register as of December 31, 2025, based on the number of shares held after the stock split.

Number of Shares Held	Details of the Benefits
100 shares or more but less than 300 shares	Grant of 300 yen worth of majica points
300 shares or more but less than 500 shares	Grant of 1,000 yen worth of majica points
500 shares or more	Grant of 2,000 yen worth of majica points

(ii)

At a meeting of its Board of Directors held on April 6, 2026, PPIH resolved to conduct the Share Exchange with the Company, whereby PPIH will become the wholly owning parent company resulting from a share exchange and the Company will become the wholly owned subsidiary resulting from a share exchange, and entered into the Share Exchange Agreement on the same date. The contents of the Share Exchange Agreement are as described in 2. “Summary of the Share Exchange Agreement” above.

Business Report

(From March 1, 2025 to February 28, 2026)

1.	Matters concerning the current status of the Corporate Group

(1)	Business performance for the fiscal year under review

1)	Business progress and its results

During the fiscal year under review, Japan’s economy showed a gradual recovery trend against the backdrop of a recovery in inbound demand and active capital investment in DX and labor-saving. In the retail industry, while increased inbound demand contributed to the growth, consumers became more budget-minded due to geopolitical risks, the continued depreciation of the yen, and high raw material costs resulting in soaring prices that outpaced real wages. On the management side, soaring energy and logistics costs and increased labor costs associated with higher minimum wages put pressure on earnings, creating a difficult business environment that challenged the balance between price pass-through and customer attraction.

In this environment, the Group has implemented various measures to further improve management efficiency and establish a foundation for new growth while responding to customer needs.

In the food products field, we have promoted the creation of distinctive stores, talent, and products chosen by customers under the three brands of Olympic, Amaike, and Miuraya, while reorganizing prices and items. In Olympic, we integrated manufacture and sales to build a system that enabled us to respond quickly to customer needs. In Amaike, we sought to create local community-based supermarkets that will be popular with customers while reducing costs by standardizing store operations. In Miuraya, we have been offering product lineups only available at Miuraya including local confectionery brands, while enjoying benefits from the grouping such as system integration. In the outside sales segment (school lunch business), we are working to strengthen new sales by newly establishing Hachioji Sales Office.

In the non-food products field, we have been meeting customer needs in a wide range of fields including discount stores, pets, DIY and gardening, home facilities, and bicycles. In the discount store business, we responded to seasonal and regional customer needs with product lineups centered on daily necessities, and worked to improve management efficiency by reducing inventories. In the pet business, Your Petia, Animal General Medical Center, and Your Petia Salon worked together to establish a service system that can provide high customer satisfaction. In the DIY and gardening business, Ouchi DEPO has responded to demand from both professional and general customers in a meticulous manner. In the housing facility field, OSC Home Facility focused on solving inconvenience in housing such as installation of an air conditioner, while strengthening its home appliance and interior/exterior remodeling businesses, resulting in a significant expansion in the scale of its business. In the bicycle business, Cycle Olympic and OSC Cycle are working together to differentiate themselves from competitors by developing proprietary products such as private brand products and strengthening sales, including e-commerce websites.

As seen above, we promoted aggressive sales activities in each field such as remodeling the sales floors of existing stores, and closed 10 stores to concentrate management resources for better management efficiency.

On the administration side, we have continued high-level wage increase from the previous year, and proceeded with the enhancement of operational efficiency by improving store operations throughout the Group to thoroughly reduce expenditures.

As a result, operating revenue for the fiscal year under review, which is the sum of net sales and sales from services, amounted to ¥98,157 million, down 0.5% year on year, while gross operating income was ¥36,848 million, down 1.2% year on year, due to a recovery in the number of customers, price reductions of mainstay products as a measure against competitors, and clearance sales at closed stores. Operating loss was ¥2,372 million, compared to operating income of ¥51 million in the previous fiscal year, and ordinary loss amounted to ¥2,621 million, compared to ordinary loss of ¥164 million in the previous fiscal year. Loss attributable to owners of parent was 3,798 million yen, compared to loss attributable to owners of parent of ¥67 million in the previous fiscal year, due to loss on store closings and impairment losses, despite the receipt of operating compensation and settlement payment related to store closings.

Net sales of the Group as a whole by segment are as follows.

Segment name	Consolidated net sales (Millions of yen)	Composition ratio (%)	YoY change (%)
Foods	62,179	68.5	103.3
Non-food	28,630	31.5	91.3
Total	90,809	100.0	99.2

2)	Capital investments

The total amount of capital investments made by the Group in the fiscal year under review was ¥969 million. Among them, major investments are shown below.

a.	Major facilities acquired during the fiscal year under review

•	Establishment of Miuraya Hachioji Sales Office

b.	New installation and expansion of major facilities that were ongoing during the fiscal year under review

There are no special matters to be noted.

c.	Sale, removal, or loss of significant non-current assets

•	Removal of Mitaka Store

3)	Financing activities

Not applicable.

4)	Business transfers, absorption-type company splits, and incorporation-type company splits

Not applicable.

5)	Acquisitions of other companies’ businesses

Not applicable.

6)	Succession of the rights and obligations of the businesses of other corporations, etc. under absorption-type mergers or absorption-type company splits

Olympic Co., Ltd., OSC Meat Co., Ltd. and OSC Fish Co., Ltd., wholly-owned subsidiaries of the Company, were merged through an absorption-type merger, effective September 1, 2025, with Olympic Co., Ltd. as the surviving company and OSC Meat Co., Ltd. and OSC Fish Co., Ltd. as the absorbed companies. As a result of this merger, Olympic Co., Ltd. succeeded to all rights and obligations related to the businesses of OSC Meat Co., Ltd. and OSC Fish Co., Ltd.

7)	Acquisition or disposal of shares, other equity, share acquisition rights, etc. of other companies (including overseas companies)

Not applicable.

(2)	Trend in financial position and results of operations for the past three fiscal terms

Category		51st fiscal term (Fiscal year ended February 2023)	52nd fiscal term (Fiscal year ended February 2024)	53rd fiscal term (Fiscal year ended February 2025)	54th fiscal term (Fiscal year under review) (Fiscal year ended February 2026)
Net sales	(Millions of yen)	85,906	84,562	91,557	90,809
Ordinary profit (loss)	(Millions of yen)	156	51	(164)	(2,621)
Profit (loss) attributable to owners of parent	(Millions of yen)	108	(477)	(67)	(3,798)
Basic earnings (loss) per share	(Yen)	4.73	(20.79)	(2.94)	(165.37)
Total assets	(Millions of yen)	64,961	65,003	69,723	64,648
Net assets	(Millions of yen)	26,585	25,784	25,155	21,062
Net assets per share	(Yen)	1,157.37	1,122.47	1,095.12	916.93

(3)	Significant parent and subsidiaries

1)	Parent company

Not applicable.

2)	Significant subsidiaries

Company name	Head office location	Share capital	Voting rights ratio held by the Company	Principal contents of business
Olympic Co., LTD.	Kokubunji-shi, Tokyo	¥100 million	100%	Sales of food products, household goods, sporting goods and leisure goods, etc.

OSC Amaike Co., Ltd.	Higashikurume-shi, Tokyo	¥10 million	100% (100%)	Sales of food products

Miuraya Co., Ltd.	Suginami-ku, Tokyo	¥100 million	100% (100%)	Sales of food products

OSC Foods Co., Ltd.	Kokubunji-shi, Tokyo	¥100 million	100%	Manufacture and wholesale of prepared foods, etc.

OSC Bakery Co., Ltd.	Kokubunji-shi, Tokyo	¥10 million	100% (100%)	Manufacture and wholesale of bread

Olympic Cellar Co., Ltd.	Kokubunji-shi, Tokyo	¥10 million	100% (100%)	Sales of alcoholic beverages

OSC Fast Food Service Co., Ltd.	Kokubunji-shi, Tokyo	¥10 million	100%	Operation of food courts

Grain Coffee Roaster Co., Ltd.	Kokubunji-shi, Tokyo	¥10 million	100%	Operation of coffee shops, manufacture and wholesale of coffee products

GOUT Co., LTD.	Shibuya-ku, Tokyo	¥100 million	100%	Manufacture and retail of prepared foods, etc.

Cycle Olympic Corporation	Kokubunji-shi, Tokyo	¥100 million	100%	Sales of bicycles and related goods

OSC Cycle Corporation	Kokubunji-shi, Tokyo	¥30 million	100%	Planning and development of bicycles and related goods

Your Petia Corporation	Kokubunji-shi, Tokyo	¥100 million	100%	Sales of pets and related products, operation of pet etiquette classes

Your Petia Salon Corporation.	Kokubunji-shi, Tokyo	¥10 million	100% (100%)	Operation of trimming salons and pet hotels

Animal General Medical Center Corporation	Kokubunji-shi, Tokyo	¥30 million	100%	Operation of veterinary hospitals

Ouchi DEPO Corporation	Kokubunji-shi, Tokyo	¥100 million	100%	Sales of DIY and gardening products

OSC Home Facility Co., Ltd.	Kokubunji-shi, Tokyo	¥20 million	100%	Building and facility construction, and sales and installation of housing facilities

Shoes Forest Corporation	Kokubunji-shi, Tokyo	¥10 million	100%	Sales of shoes

FOLME Corporation	Kokubunji-shi, Tokyo	¥100 million	100%	Store development

OSC Cleanness Co., Ltd.	Kokubunji-shi, Tokyo	¥10 million	100%	Cleaning business

Kirara Corporation	Akishima-shi, Tokyo	¥300 million	100%	Administration and operation of logistics centers

Score Corporation	Kokubunji-shi, Tokyo	¥30 million	100%	Proposal and development of systems, operation and support after deployment

Avance Corporation	Suginami-ku, Tokyo	¥100 million	100%	Insurance agency

(Notes) 1.	The figures in parentheses in the “Voting rights ratio of the Company” field are the indirect holding ratios included in the figures outside the parentheses.
2.

OSC Meat Co., Ltd. and OSC Fish Co., Ltd., which were consolidated subsidiaries in the previous fiscal year, were dissolved through an absorption-type merger on September 1, 2025, with Olympic Co., Ltd., a wholly-owned subsidiary of the Company, as the surviving company.

3.	As of the last day of the fiscal year under review, there are no specified wholly-owned subsidiaries.

(4)	Issues to be addressed

In FY2026, Japan’s economy is expected to see a gradual recovery in personal consumption due to an increase in real wages, while the soaring energy, raw material, and logistics costs associated with geopolitical risks are expected to continue. Due to these factors combined with competition intensified by new competitors entering from other industries, the business environment in the retail industry is expected to remain challenging. In this environment, the Group positions the increase of customers it attracts and the improvement of management efficiency through structural reforms as its top priorities, and will vigorously promote measures to achieve the next growth.

In the food products field, Olympic will pursue (1) strengthening categories, (2) improving productivity, (3) strengthening procurement capabilities, (4) improving brand awareness, and (5) becoming No. 1 in the local community, while Amaike will focus on strengthening products chosen by customers, and Miuraya on providing special shopping experience unique to Miuraya. In addition, Miuraya’s outside sales segment will focus on developing new users in the area surrounding the newly established Hachioji Sales Office, as well as seeking to enhance logistics efficiency to further improve profitability.

In the non-food products field, discount stores will constantly offer a wide variety of attractive products including miscellaneous household goods, interior goods, clothing, sporting and outdoor goods, shoes and bags, and will strive to create sales floors where customers can visit and buy goods comfortably through store remodeling and layout optimization. In the pet business, we will realize comprehensive pet-related services “from cradle to departure” through the collaboration among Your Petia, Animal General Medical Center and Your Petia Salon, as well as expand sales channels and strengthen customer contact by opening an e-commerce website specializing in our private brand products. In the DIY and gardening business, Ouchi DEPO will strive to create stores based on the concept of “convenient and affordable for craftsmen” and “easy shopping for general customers.” In the housing facility business, OSC Home Facility will differentiate itself from its competitors by establishing a system to provide one-stop service from home appliance sales to facility installation and post-installation maintenance. In the bicycle business, Cycle Olympic and OSC Cycle will work together to further polish their proprietary products such as “Root One,” introduce private-brand electrically power-assisted bicycles and expand product lineups, aiming to enhance market competitiveness.

On the administration side, we will continue to reduce costs through appropriate allocation of human resources and improvement of operational efficiency.

Through these initiatives, all the companies and employees of the Group will work together to enhance our corporate value, under the Group’s basic philosophy “Sell in good faith” as our invariable promise to customers, so that customers will evaluate our products as safe to buy and trustworthy because they are Olympic’s products.

2.	The current status of the Company

(1)	Officers of the Company

1)	Directors and Audit and Supervisory Board Members (as of February 28, 2026)

Name	Status	Areas of responsibility and significant concurrent positions
Toru Oshitanai	President and Representative Director

(Significant concurrent positions)

President and Representative Director of Olympic Co., LTD.

Chairman and Representative Director of Miuraya, Co., Ltd.

President and Representative Director of OSC Foods Co., Ltd.

President and Representative Director of OSC Bakery Co., Ltd.

President and Representative Director of Olympic Cellar Co., Ltd.

President and Representative Director of GOUT Co., LTD.

Chairman, President and Representative Director of OSC Life Products Co., Ltd.

Nobuyuki Kanazawa	Vice President and Representative Director

(Significant concurrent positions)

Vice President and Representative Director of Olympic Co., LTD.

President and Representative Director of Your Petia Corporation

President and Representative Director of Your Petia Salon Corporation.

Vice President and Representative Director of Animal General Medical Center Corporation

Yoshitaka Kanazawa	Director

(Significant concurrent positions)

Vice President and Representative Director of Olympic Co., LTD.

President and Representative Director of OSC Amaike Co., Ltd.

President and Representative Director of Miuraya, Co., Ltd.

Kunihiko Toyonaga	Director	(Significant concurrent positions) Senior Managing Director of Olympic Co., LTD.

Yoshio Kimura	Director

General Manager of General Affairs Department

(Significant concurrent positions)

Senior Managing Director of Olympic Co., LTD.

Director of OSC Amaike Co., Ltd.

President and Representative Director of OSC Cleanness Co., Ltd.

Takefumi Mori	Director	General Manager of Human Resource Department (Significant concurrent positions) Senior Managing Director of Olympic Co., Ltd. President and Representative Director of Score Corporation

Name	Status	Areas of responsibility and significant concurrent positions
Toshiyuki Noda	Director

Hideo Mori	Director	(Significant concurrent positions) Outside Audit and Supervisory Board Member of Ginza Yamagataya Co., Ltd.

Satoru Koyama	Director	(Significant concurrent positions) Senior Managing Director of Japan Construction Equipment Manufacturers Association

Chikashi Moteki	Full-time Audit and Supervisory Board Member

(Significant concurrent positions)

Audit and Supervisory Board Member of Olympic Co., Ltd.

Audit and Supervisory Board Member of OSC Foods Corporation

Audit and Supervisory Board Member of Shoes Forest Corporation

Audit and Supervisory Board Member of Cycle Olympic Corporation

Audit and Supervisory Board Member of OSC Cycle Corporation

Audit and Supervisory Board Member of Your Petia Salon Corporation

Audit and Supervisory Board Member of Your Petia Salon Corporation

Audit and Supervisory Board Member of Animal General Medical Center Corporation

Audit and Supervisory Board Member of Ouchi DEPO Co., Ltd.

Audit and Supervisory Board Member of OSC Home Facility Co., Ltd.

Audit and Supervisory Board Member of FOLME Corporation

Audit and Supervisory Board Member of OSC Cleanness Co., Ltd.

Audit and Supervisory Board Member of Kirara Corporation

Audit and Supervisory Board Member of Score Corporation

Audit and Supervisory Board Member of Avance Corporation

Hiroaki Takuma	Full-time Audit and Supervisory Board Member

(Significant concurrent positions)

Audit and Supervisory Board Member of OSC Amaike Co., Ltd.

Audit and Supervisory Board Member of Miuraya Co., Ltd.

Audit and Supervisory Board Member of OSC Foods Corporation

Audit and Supervisory Board Member of OSC Bakery Co., Ltd.

Audit and Supervisory Board Member of Olympic Cellar Co., Ltd.

Audit and Supervisory Board Member of OSC Fast Food Service Co., Ltd.

Audit and Supervisory Board Member of Grain Coffee Roaster Co., Ltd.

Audit and Supervisory Board Member of GOUT Co., LTD.

Audit and Supervisory Board Member of Animal General Medical Center Corporation

Eri Shigemasu	Audit and Supervisory Board Member	(Significant concurrent positions) Professor of Aoyama Gakuin University

Shoji Tabata	Audit and Supervisory Board Member	(Significant concurrent positions) President of Shoji Tabata Certified Public Tax Accountant Office

(Notes) 1.	Yoshiki Kanazawa, Chairman of the Board, retired because he passed away on September 5, 2025.
2.	Toshiyuki Noda, Hideo Mori and Satoru Koyama, Directors, are candidates for Outside Directors.
3.

Eri Shigemasu and Shoji Tabata, Audit and Supervisory Board Members, are Outside Audit and Supervisory Board Members. Shoji Tabata, Audit and Supervisory Board Member, has considerable knowledge on finance and accounting as follows.

4.	Shoji Tabata, Audit and Supervisory Board Member, has a license of Certified Public Tax Accountant.
5.

The Company has reported Toshiyuki Noda, Hideo Mori, Satoru Koyama, Eri Shigemasu, and Shoji Tabata as independent officers that the Tokyo Stock Exchange requires to secure for the protection of general shareholders, and the said exchange accepted the report.

6.

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company has entered into agreements with Outside Directors and Outside Audit and Supervisory Board Members to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability for damages under such agreements is the minimum liability amount stipulated by law.

2)	Compensation, etc. for Directors and Audit and Supervisory Board Members

a.	Policy, etc. on determination of details of director compensation, etc.

At the Board of Directors meeting held on February 26, 2021, the Company resolved a policy regarding the determination of the details of individual compensation, etc. for Directors. The Board of Directors has confirmed that the details of individual compensation, etc. for Directors for the fiscal year under review were in line with the policy, and determined that such compensation, etc. was aligned with the said policy.

The contents of such policy are summarized below.

•	Basic compensation is determined as an annual salary based on the position, years of service, performance, and other factors.

•	Performance-linked compensation, etc. and non-monetary compensation, etc. will not be introduced.

•	The timing or conditions for granting compensation, etc. will be determined on the basis of monthly payment as an annual salary.

•

In order to ensure that each Director is evaluated comprehensively and appropriately, the Company will delegate to the Representative Directors all decisions on the details of individual compensation, etc.

b.	Total amount, etc. of compensation, etc. for the fiscal year under review

Category	Total amount of compensation, etc. (Millions of yen)	Total amount of compensation, etc. by type			Number of eligible officers
		Basic compensation (Millions of yen)	Performance- linked remuneration, etc. (Millions of yen)	Non-monetary remuneration, etc. (Millions of yen)
Director [Of which Outside Directors]	46 (22)	46 (22)	– (–)	– (–)	6 (3)

Audit and Supervisory Board Member [Of which Outside Audit and Supervisory Board Member]	15 (6)	15 (6)	– (–)	– (–)	4 (2)

Total [Of which Outside Directors]	62 (28)	62 (28)	– (–)	– (–)	10 (5)

(Notes) 1.

Six (6) of the ten (10) Directors (including one (1) Director who retired during the fiscal year under review) receive compensation, etc. from the Company’s subsidiaries where they concurrently hold positions.

2.

The 26th Ordinary General Meeting of Shareholders held on May 28, 1998, resolved that the maximum compensation amount for Directors be ¥300 million per year (excluding amounts paid as salaries for employees). The number of Directors as of the conclusion of the said General Meeting of Shareholders was 14.

3.

The 21st Ordinary General Meeting of Shareholders held on May 27, 1993, resolved that the maximum compensation amount for Audit and Supervisory Board Members be ¥30 million per year. The number of Audit and Supervisory Board Members as of the conclusion of the said General Meeting of Shareholders was 3.

4.

In order to ensure that each Director is evaluated comprehensively and appropriately, the Board of Directors has delegated to President and Representative Director Toru Oshitanai all decisions on the details of individual compensation, etc.

Venue Map for the General Meeting of Shareholders

1-12-1 Nishikicho, Tachikawa-shi, Tokyo

Hotel Nikko Tachikawa Tokyo, 3rd Floor “Atlantic”

TEL: 042-521-1111 (Main)

7-minute walk from the South Exit of JR Tachikawa Station (Chuo, Ome, and Nambu Lines)

8-minute walk from Tachikawa-Minami Station (Tama Monorail)

Please note that parking is limited. We kindly ask that you use public transportation.